Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

November 4, 2010

Alliance One International Reports Improved Second Quarter Net Income

Morrisville, NC – November 4, 2010 – Alliance One International, Inc. (NYSE: AOI) today announced results for its second fiscal quarter ended September 30, 2010.

Second Quarter Results

For the second quarter ended September 30, 2010, the Company reported net income of $20.3 million, or $0.23 per basic share, compared to a net loss of $1.5 million, or $0.02 per basic share, last year. Additionally, for the six months ended September 30, 2010, the Company reported net income of $34.1 million, or $0.38 per basic share, compared to net income of $13.0 million or $0.15 per basic share for the same period of the prior fiscal year.

Robert E. Harrison, Chief Executive Officer, said “This quarter we have experienced the impact of Japan Tobacco’s initiatives as well as the initial positive impact of our new arrangements with Philip Morris International, Inc.

“As I mentioned last quarter, industry dynamics would enter a volatile period while certain historical customer and supplier relationships evolve to a new business model. While we have experienced an impact of this transition, we remain very optimistic over our prospects for the future once the global effect of the financial crisis begins to abate leading to increased demand and any potential residual transition issues settle out. The key focus of our global organization over the near term will be on effectively managing crop costs and reviewing our productivity while delivering shareholder value despite this transitional period.

“To that end I am pleased to report that building on last quarter’s $23.6 million senior note purchases, this quarter we bought $25 million of our 10% senior notes, further reducing long term debt and beginning to modify surplus cash established during the height of the financial crisis. Additionally, during the quarter, we purchased approximately 2.4 million common shares at a weighted average price of $3.78 per share under our $40.0 million program. Both of these activities we believe are consistent with enhancing shareholder value. We will continue to reduce long term debt with surplus cash and may opportunistically purchase common shares as we move forward in a controlled manner consistent with our past practices of evaluating future capital requirements and the market driven underlying relative value proposition of our securities.

Mr. Harrison concluded, “We are focused on developing and maximizing opportunities versus just reacting to events as they unfold. Combined with our industry best practices, centered squarely on driving additional factory efficiencies, forward thinking agronomy programs and anticipating customer requirements and concerns related to security of supply, all uniquely position our company for the future. I believe that our intensity combined with focus on the proverbial “ball” should drive enhanced shareholder value as we move forward.”

Performance Summary for the Second Fiscal Quarter Ended September 30, 2010

The following is a brief overview of our financial results for the quarter ended September 30, 2010.  Additional information on our results may be found in our Quarterly Report on Form 10-Q filed on November 4, 2010.

Sales and other operating revenues decreased $116.0 million from 2009 to $559.2 million this year and gross profit also decreased 34.9% to $69.5 million. The decreases are mainly attributable to decreased quantities sold partially offset by increased average selling prices. Processing and other revenues also decreased slightly. At the same time, inventories that we plan to sell through in future periods increased by $114.9 million to $1,008.3 million versus the prior year quarter end. During the quarter though, as a result of reduced volume and corresponding lower revenue, gross profit as a percentage of sales decreased from 15.8% last year to 12.4% this year. Selling, administrative and general expenses decreased slightly providing a partial offset, although operating income for the current year decreased to $46 million. Also, partially offsetting volume and revenue impacts are increased gains on the sale of assets of $14.9 million primarily related to the assignment of approximately 9,000 farmer contracts and the sale of certain assets in Brazil to Philip Morris International, Inc. Under this agreement additional asset sales are expected next quarter.

During the quarter, we purchased $25.0 million of our 10% senior notes as we continue to focus on reducing long term debt that resulted in recording $2.5 million of debt retirement expense, which is in comparison to last year when we completed a number of refinancing transactions which resulted in $40.3 million in one-time costs. Interest costs decreased $5.7 million to $27.1 million mainly due to lower interest rates on seasonal financings compared to the prior year quarter. As a result of these various factors our pretax income for the quarter increased from a loss of $4.0 million last year to income of $18.3 million this year and our effective tax rate decreased from a benefit of 65.3% to a benefit of 3.0%. The variance is primarily related to the impact of foreign currency exchange and adjustments for unrecognized tax benefits.

South America Region

Tobacco revenue decreased $118.1 million primarily due to a decrease in quantities sold partially offset by improved average sales prices due to favorable product mix this year with increased sales of higher priced lamina compared to the prior year. The decrease in volume is mainly attributable to the timing of shipments that occurred in the first quarter in 2010 compared to the second quarter in the prior year and the impact of Japan Tobacco Inc.’s initiative in Brazil. As a result, increased average sales prices were not sufficient to offset the impact of decreased volumes and gross profit decreased $25.7 million compared to the prior year.

Other Regions

Tobacco revenue increased $2.2 million mainly driven by improved average sales prices partially offset by a minimal decrease in quantities sold. Although revenue increased, gross profit decreased $11.7 million this year versus last year. Revenue and gross profit were negatively impacted by delays in shipping including, congestion at the Beira port resulting from dredging, as well as product mix and the impact of JTI’s initiatives.

Liquidity and Capital Resources

As of September 30, 2010, available credit lines and cash remained well positioned at $620.0 million, comprised of $88.8 million in cash, $522.4 million of credit lines and $8.8 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Effective September 30, 2010, the Company did not meet the required ratio under the Senior Notes indenture fixed charge coverage test and thus cannot access the restricted payments basket for the purchase of common stock and other actions under that basket. While the Company from time to time may not meet the required ratio, the Company does believe that it will meet the required ratio within the next twelve months to regain access to this basket.

Fiscal Year 2011, Second Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its Second fiscal quarter ended September 30, 2010, on November 4, 2010 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET, November 4th through 8:00 P.M. November 9th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 9887146.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers.  Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months Ended September 30, 2010 and 2009
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2010	2009	2010	2009

Sales and other operating revenues	$559,249	$675,154	$1,050,205	$1,085,638
Cost of goods and services sold	489,782	568,328	900,720	890,850
Gross profit	69,467	106,826	149,485	194,788
Selling, administrative and general expenses	41,518	42,063	78,792	78,392
Other income	18,040	3,145	19,642	2,705
Operating income	45,989	67,908	90,335	119,101
Debt retirement expense	2,511	40,288	3,443	40,288
Interest expense	27,089	32,776	53,825	57,744
Interest income	1,936	1,188	3,919	2,104
Income (loss) before income taxes and other items	18,325	(3,968)	36,986	23,173
Income tax expense (benefit)	(544)	(2,592)	4,286	9,673
Equity in net income of investee companies	1,194	-	1,194	-
Net income (loss)	20,063	(1,376)	33,894	13,500
Less: Net income (loss) noncontrolling interests	(216)	82	(207)	481
Net income (loss) attributable to AOI	$ 20,279	$ (1,458)	$ 34,101	$ 13,019

Earnings per share:
Basic	$ .23	$ (.02)	$ .38	$ .15
Diluted	$ .19	$ (.02)	$ .32	$ .14

Weighted average number of shares outstanding:
Basic	88,621	88,598	88,790	88,539
Diluted	111,719	88,598	111,993	100,425